Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

International Stem Cell Corporation

Oceanside, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 24, 2011 relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries which appears on Page F-2 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Los Angeles, California
April 5, 2011

Registered with Public Company Accounting Oversight Board

Member of Private Companies Practice Section & Center for Public Company Audit Firms